CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 17, 2010, relating to the financial statements of Salamon Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about Salamon Group, Inc.’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Salamon Group, Inc. for the year ended December 31, 2009.

/s/ KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Costa Mesa, California
August 26, 2010